Exhibit 21.1

SUBSIDIARIES OF INCONTACT, INC.

Name of Entity	State or Jurisdiction
Buyers United – Virginia, Inc.	Virginia
MyACD, Inc.	Utah
inContact Consulting and Commercial Services, LLC	Utah